EXHIBIT 2.1

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”), dated as of July 1, 2020, is entered into by and among Quantitative Medicine LLC, a Delaware limited liability company (“Seller”), the members of Seller who, in the aggregate, hold at least a majority of Seller’s outstanding membership units (collectively, the “Members” and jointly and severally with Seller, the “Selling Parties”), and Predictive Oncology Inc., a Delaware corporation (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified by the cross-references set forth on Exhibit B attached hereto.

RECITALS

WHEREAS, Seller is engaged in the business of the use of active machine learning or similar techniques for directing experimentation to generate or identify relevant and signal-rich data that help improve the accuracy of predictive models and that satisfy optimization goals as used for and applied to drug screening and biomarker discovery within the scope of user platforms including, without limitation, the development of a computational drug discovery platform called “CoRE” that can predict the main effects of drugs on disease-associated targets (collectively, the “Business”);

WHEREAS, each Member’s respective interest in Seller is listed on Exhibit A attached hereto;

WHEREAS, the Selling Parties wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from the Selling Parties, substantially all of the assets and certain liabilities of the Business, subject to the terms and conditions set forth herein; and

WHEREAS, the Selling Parties may or should benefit from the consummation of the transactions contemplated by this Agreement and are willing to abide by the non-competition and non-solicitation covenants contained herein, which are a material inducement for Buyer to enter into this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Selling Parties and Buyer agree as follows:

Article I
Purchase and Sale

Section 1.01           Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing (as defined below), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under all of the tangible and intangible assets, properties and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)                all accounts receivable of the Business (“Accounts Receivable”);

(b)                all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business (“Inventory”);

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(c)                to the extent transferable, all Permits (as defined below), authorizations and licenses used by Seller in the conduct of the Business, including, without limitation, Seller’s license to operate the Business;

(d)                any and all (i) trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof; (ii) copyrights and all registrations and applications for registration thereof; (iii) trade secrets and know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights (collectively, the “Intellectual Property Assets”) arising pursuant to the Laws (as defined below) of any jurisdiction throughout the world that are owned by Seller and used in connection with the Business, including the registrations set forth on Section 1.01(d) of the Disclosure Schedules. For purposes of this Agreement, “Disclosure Schedules” means the disclosure schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement;

(e)                all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property of the Business (the “Tangible Personal Property”);

(f)                 all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees to the extent related to any Purchased Assets;

(g)                all of their rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(h)                originals or, where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction (each, a “Governmental Authority”)), sales material and records, strategic plans and marketing and promotional surveys, material and research (collectively, “Books and Records”); and

(i)                 all goodwill associated with any of the assets described in the foregoing clauses.

Section 1.02           Excluded Assets. Other than the Purchased Assets subject to Section 1.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller:

(a)                all cash and cash equivalents, bank accounts and securities of Seller;

(b)                all Contracts other than the QM License, which is being assigned to Buyer’s subsidiary, Helomics Holding Corporation as set forth below. For purposes of this Agreement, “Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral;

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(c)                all intellectual property other than the Intellectual Property Assets;

(d)                the organizational documents, minute books, unit ledgers, Tax (as defined below) returns, books of account or other records having to do with the organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of employees engaged by Buyer pursuant to the Transaction Documents, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(e)                all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(f)                 all benefit plans and trusts or other assets attributable thereto;

(g)                all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates;

(h)                all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(i)                 the rights which accrue or will accrue to Seller under the Transaction Documents; and

(j)                 those other assets set forth on Schedule 1.02 attached hereto and made a part hereof.

For purposes of this Agreement: (i) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person; and (ii) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.03           No Assumed Liabilities. Buyer and its Affiliates shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller, including, without limitation, any Liabilities (“Seller’s CM Liabilities”) arising prior to the Closing Date under that certain License Agreement dated April 4, 2013 by and between Seller and Carnegie Mellon University (“CM”), as amended by that certain Amendment #1 to License Agreement dated May 29, 2014, all as amended and restated pursuant to that certain Amended and Restated License Agreement dated March 31, 2020 (collectively, the “CM License”). For purposes of this Agreement, “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

Section 1.04           Purchase Price. The aggregate purchase price for the Purchased Assets shall be $1,750,000.00 (the “Purchase Price”). Buyer shall pay the Purchase Price in full by the issuance of shares (collectively, the “Transaction Shares”) of its common stock, par value $0.01, as valued by the average of the NASDAQ closing prices at 4:00 p.m. EST during the ten (10) business day market period preceding the Closing Date, as defined in Section 2.01 hereof, (“Buyer’s Common Stock”). Buyer shall deliver the Transaction Shares to Seller on the Closing Date for distribution by Seller on or after the Closing Date to the Member (as set forth in Section 1.04 of the Disclosure Schedules), provided that Seller hereby directs Buyer to issue $379,694.97 worth of the Transaction Shares (“CM’s Transaction Shares”) to CM pursuant to the terms of the CM License Assignment (as defined below). Notwithstanding anything herein to the contrary, in no event shall the number of Transaction Shares exceed 19.9% of the number of shares of Buyer’s Common Stock issued and outstanding on the date hereof. For the sake of clarity, CM’s Transaction Shares shall be included in, and not be in addition to, the Transaction Shares.

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Section 1.05           Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule set forth on Section 1.05 of the Disclosure Schedules (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. The parties hereto shall file all returns, declarations, reports, information returns and statements and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the Allocation Schedule.

Section 1.06           Transaction Shares. The Selling Parties acknowledge and agree that the Transaction Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under the securities laws of any state (“Blue Sky Laws”) on the grounds that the offering and sale of the Transaction Shares contemplated by this Agreement are exempt from registration under the Securities Act and the Blue Sky Laws. The Selling Parties acknowledge and agree that, subject to registration under the Securities Act and Blue Sky Laws or an exemption to such registration, the Transaction Shares are not transferable. Any certificate representing the Transaction Shares shall contain the following legends:

(a)                Federal Legend: “THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.”

(b)                Other Legends: Any other legends required by the Blue Sky Laws.

Section 1.07           Other Transfer Restrictions. In this Section 1.07, the term “Selling Party” shall mean each individual Member severally. Notwithstanding anything herein to the contrary, each of the Selling Parties acknowledge and agree, subject to the terms of the Escrow Agreement (as defined below):

(a)                no Transaction Shares may be sold or otherwise transferred within six (6) months of the Closing Date;

(b)                twenty percent (20%) of the Transaction Shares may be sold or otherwise transferred in accordance with applicable Law after the sixth-month anniversary of the Closing Date, and shall, for the avoidance of doubt, be subject to the requirements of subsection (d) below;

(c)                the remainder of the Transaction Shares may be sold or otherwise transferred in accordance with applicable Law on and after the one-year anniversary of the Closing Date;

(d)                provided, further, that once the restriction in subsection (a) above lapses, for an additional twelve (12) months thereafter, no Selling Party may sell in any three (3) month period shares representing more than one percent (1%) of Buyer’s outstanding Common Stock, as determined in the most recently filed quarterly or annual report of Buyer, which one percent (1%) amount may cumulate in each subsequent three (3) month period, to the extent not sold by such Selling Party in a prior three (3) month period; and

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(e)                provided, further, that the restrictions set forth in subsections (a), (b), (c) and (d) above shall not prevent Seller from transferring the Transaction Shares to the Members as contemplated by Section 1.04 above.

Section 1.08           Non-Assignable Assets.

(a)                Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a sale, assignment or transfer of any Purchased Asset if such sale, assignment or transfer: (i) violates applicable Law; or (ii) requires the consent or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement and such consent or waiver has not been obtained prior to the Closing.

(b)                To the extent that any Purchased Asset cannot be transferred to Buyer pursuant to this Section 1.08, the Selling Parties and Buyer shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset to Buyer as of the Closing. Buyer shall, as agent or subcontractor for Seller, pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, the Selling Parties shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by any Selling Party from and after the Closing Date, to the extent related to such Purchased Asset in connection with the arrangements under this Section 1.08. The Selling Parties shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets.

Article II
Closing

Section 2.01           Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place via an electronic exchange of documents, simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing. The date on which such Closing is to occur is herein referred to as the “Closing Date.”

Section 2.02           Closing Deliverables.

(a)                At the Closing, the Selling Parties shall deliver to Buyer the following:

(i)                 a bill of sale and assignment in the form attached hereto as Exhibit C (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer and effecting the assignment to Buyer of the other Purchased Assets;

(ii)               the Escrow Agreement duly executed by each of the Selling Parties or the Selling Party Representative designated in writing by the Selling Parties;

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(iii)             an assignment, assumption and satisfaction agreement with respect to the CM License in the form attached hereto as Exhibit D (the “CM License Assignment”), duly executed by Seller and CM;

(iv)              a consulting agreement between Buyer, on behalf of itself and its wholly owned subsidiaries, and Joshua D. Kangas, PhD, in the form attached hereto as Exhibit F (the “Kangas Consulting Agreement”), duly executed by Dr. Kangas;

(v)                a certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors (or equivalent) and the Members which authorize the execution, delivery and performance of this Agreement, the Bill of Sale, the CM License Assignment, the Kangas Consulting Agreement, and the other agreements, instruments and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents;

(vi)              evidence satisfactory to Buyer in its sole discretion that any and all loans payable by Seller to any Member have been fully satisfied; and

(vii)            such other customary instruments of transfer or assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

(b)                At the Closing, Buyer shall deliver to the Selling Parties the following:

(i)                 certificate(s) representing the Transaction Shares or, if Buyer so elects, evidence reasonably satisfactory to Seller (or CM, as the case may be) that such Transaction Shares have been registered in book-entry form on the share register of the Company, provided that fifty percent (50%) of the Transaction Shares (the “Escrow Shares”) shall be held by the Escrow Agent pursuant to the Escrow Agreement to satisfy any claims made by a Buyer Indemnitee (as defined below) under Section 6.01(a) hereof;

(ii)               evidence reasonably satisfactory to Seller that the Transaction Shares have been approved for listing on the Nasdaq Capital Market (“Nasdaq”);

(iii)             the Bill of Sale duly executed by Buyer;

(iv)              the Escrow Agreement duly executed by Buyer and the Escrow Agent;

(v)                the CM License Assignment duly executed by Buyer’s subsidiary, Helomics Holding Corporation and Buyer;

(vi)              a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, which authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents; and

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(vii)            such other customary instruments of transfer or assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

For purposes of this Agreement: “Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement; and “Escrow Agreement” means the Escrow Agreement by and among Seller, Buyer and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit E.

(c)                Buyer and the Selling Parties hereby acknowledge and agree that CM’s Transaction Shares shall be included in the calculation of the number of Escrow Shares, but only Transaction Shares issued to Seller or its other designees shall be used to fund the Escrow Account.

Article III
Representations and warranties of THE SELLING PARTIES

Except as set forth in the Disclosure Schedules, the Selling Parties represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01           Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller is qualified or otherwise authorized to transact business as a foreign partnership in each jurisdiction in which the nature of the Business requires such qualification. Seller does not have any subsidiaries and does not own, directly or indirectly, any capital stock, partnership interest, membership interest, joint venture interest or any other equity interest in any other Person (as defined below). Seller has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller.

Section 3.02           Ownership of Seller. The Members are the record owners of and have good and valid title to their respective ownership interests in Seller as set forth on Exhibit A (collectively, the “Membership Interests”), all of which together constitute 100% of the total issued and outstanding membership interests in Seller. The Membership Interests were issued in compliance with applicable Laws, and were not issued in violation of the organizational documents of Seller or any other agreement, arrangement, or commitment to which Seller or any Member is a party and are not subject to or in violation of any preemptive or similar rights of any Person. No Person other than Seller and/or the Members has any right to the assets or rights of Seller.

Section 3.03           No Conflicts or Consents. The execution, delivery and performance by each Selling Party of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of the certificate of formation or operating agreement of Seller; (b) violate or breach any provision of any Law or Governmental Order applicable to any Selling Party, the Business or the Purchased Assets; (c) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, violate or breach, constitute a default under or result in the acceleration of any Assigned Contract; or (d) except as set forth in Section 3.03 of the Disclosure Schedules, require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority by or with respect to any Selling Party in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; except, in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to obtain consent or give notice would not have a Material Adverse Effect and, in the case of clause (d), where such consent, permit, Governmental Order, filing or notice which, in the aggregate, would not have a Material Adverse Effect. For purposes of this Agreement: (i) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law or other requirement or rule of law of any Governmental Authority; (ii) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority; (iii) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity; and (iv) “Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to the business, results of operations, financial condition or assets of the Business, taken as a whole.

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Section 3.04           Validity. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of the Selling Parties, enforceable against the Selling Parties in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.05           Financial Statements. Copies of Seller’s unaudited financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2017, 2018 and 2019 and as of the four month period ended April 30, 2020 and the related statements of income and retained earnings, members’ equity and cash flow for the years and period then ended (the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with the books and records of Seller, which are true and correct in all material respects applied on a consistent basis throughout the period involved. The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. For the purposes of this Agreement, the balance sheet of the Business as of April 30, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 3.06           Conduct of the Business. During the six (6) months prior to the Closing Date and except as set forth on Schedule 3.06 Seller has not engaged in any practice, taken any action or entered into any transaction with respect to any of the Purchased Assets outside the ordinary course of business. Without limiting the foregoing, Seller has not done any of the following during such time:

(a)                sold, leased (as lessor), transferred or otherwise disposed of any material assets outside of the ordinary course of business, or encumbered, pledged, mortgaged or permitted any Encumbrance (as defined below) to be imposed on any of such assets;

(b)                entered into any material contract, agreement, lease, or license outside of the ordinary course of business;

(c)                acquired (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or any material amount of assets; incurred any indebtedness for borrowed money or issue any debt securities or assumed, guaranteed or endorsed, or otherwise as an accommodation become responsible for, the obligations of any Person, or made any loans or advances, except borrowing in the ordinary course of business pursuant to any existing credit agreements; or entered into or amended a contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph (c);

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(d)                hired any employees other than in the ordinary course of business, increased the compensation payable or to become payable to, or granted any severance or termination pay to, its officers, directors or consultants, if any, or entered into any employment, consulting or severance agreement with, any director, officer or other employee or consultant of Seller, or established, adopted, entered into or amended any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement (including any employee benefit plan) for the benefit of any director, officer, employee or consultant;

(e)                Declared and/or paid any dividend;

(f)                 otherwise engaged in any practice, taken any action or entered into any transaction with respect to the Business which could, to any Selling Party’s knowledge, have a Material Adverse Effect; or

(g)                entered into any agreement to do any of the foregoing.

Section 3.07           Undisclosed Liabilities. Seller has no Liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount; and (c) those set forth on Schedule 3.08.

Section 3.08           Title to Tangible Personal Property. Seller has good and valid title to all Tangible Personal Property included in the Purchased Assets, free and clear of any lien, charge, claim, pledge, security interest or other similar encumbrance (each, an “Encumbrance”), except for: (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (d) other imperfections of title or Encumbrances, if any, that would not have a Material Adverse Effect.

Section 3.09           Intellectual Property.

(a)                Section 3.09(a) of the Disclosure Schedules lists (i) all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing (“Intellectual Property Registrations”) and (ii) all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in the Business (“Intellectual Property Agreements”) (excluding shrink-wrap, click-wrap, or other similar agreements for commercially available off-the-shelf software. Except as set forth in Section 3.09(a) of the Disclosure Schedules, or as would not have a Material Adverse Effect, Seller owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements.

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(b)                Except as set forth in Section 3.09(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, (i) the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets.

Section 3.10           Sufficiency of Assets. The Purchased Assets are sufficient for the continued conduct of the Business immediately before the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

Section 3.11           Legal Proceedings; Governmental Orders.

(a)                Except as set forth in Section 3.11 of the Disclosure Schedules, there are no claims, actions, suits, investigations or other legal proceedings (collectively, “Actions”) pending or, to any Selling Parties’ knowledge, threatened against or by any Selling Party relating to or affecting the Business or the Purchased Assets, which if determined adversely to Seller would result in a Material Adverse Effect.

(b)                There are no outstanding Governmental Orders against, relating to or affecting the Business or the Purchased Assets, which would have a Material Adverse Effect.

Section 3.12           Compliance with Laws; Permits.

(a)                Seller has complied in all material respects with all applicable Laws which affect the Business and the Purchased Assets and to which Seller or such Purchased Assets are subject. No claims have been filed and, to any Selling Party’s knowledge, no claims have been threatened, in each case against Seller alleging a violation of any such Laws.

(b)                Set forth on Section 3.12(b) of the Disclosure Schedules is a true, correct and complete list of all licenses, permits and certificates, from Governmental Authorities necessary to conduct the Business and own or operate the Purchased Assets (collectively, the “Permits”). Seller has conducted the Business in compliance with the material terms and conditions of the Permits, all of which are in full force and effect.

Section 3.13           Taxes.

(a)                Except as would not have a Material Adverse Effect, Seller and each of its Affiliates has filed (taking into account any valid extensions) all material Tax Returns with respect to the Business required to be filed by Seller or any such Affiliate for any tax periods prior to Closing and have paid all Taxes shown thereon as owing. Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b)                The term “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto.

Section 3.14           Investment Representation. Each of the Seller Parties (or Seller’s designee(s) as set forth on Section 1.04 of the Disclosure Schedules) is (are) acquiring the Transaction Shares for its (their) own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Except as set forth in Section 3.14 of the Disclosure Schedules, each such Person is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act, and acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Transaction Shares.

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Section 3.15           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Selling Party.

Section 3.16           Disclosure. No Transaction Document nor any document delivered by or on behalf of Seller in connection with the transactions contemplated by this Agreement, contain any untrue or incomplete statement of a material fact regarding any Selling Party, the Purchased Assets, the Business or the transactions contemplated by this Agreement, or fail to state any material fact necessary to make the statements contained herein or therein not misleading.

Article IV
Representations and warranties of buyer

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to the Selling Parties that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01           Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02           No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of the certificate of incorporation or by-laws of Buyer; (b) violate or breach any provision of any Law or Governmental Order applicable to Buyer; (c) except for Nasdaq in connection with listing the Transaction Shares, require the consent, notice or other action by any Person under, conflict with, violate or breach, constitute a default under or result in the acceleration of any agreement to which Buyer is a party; or (d) require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; except, in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to obtain consent or give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and, in the case of clause (d), where such consent, permit, Governmental Order, filing or notice which, in the aggregate, would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

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Section 4.03           Legal Proceedings. Except as set forth in Section 4.083 of the Disclosure Schedules, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.04           SEC Reports; Financial Statements. Buyer has filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Buyer as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

Section 4.05           Capitalization. Buyer has, and until issuance of the Transaction Shares, shall maintain, a number of authorized but unissued shares of Buyer’s Common Stock sufficient to issue the Transaction Shares, and upon issuance thereof such shares shall be fully paid, validly issued and non-assessable shares of Buyer’s Common Stock.

Section 4.06           Reporting Company. Buyer is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and Buyer’s Common Stock is registered pursuant to Section 12(b) of such Act.

Section 4.07           Listing. Buyer’s Common Stock is listed on Nasdaq. Buyer has not received any oral or written notice that Buyer’s Common Stock is ineligible or will become ineligible for listing on Nasdaq nor that Buyer’s Common Stock does not meet all requirements for the continuation of such listing. Buyer satisfies all the requirements for the continued listing of Buyer’s Common Stock on Nasdaq. Buyer is in material compliance with all applicable Nasdaq listing and corporate governance rules.

Section 4.08           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.09           Absence of Certain Changes. Except as set forth in the SEC Reports, since December 31, 2019 to the Closing Date, there has been no event, occurrence, development or circumstance (including, without limitation, a default under any loan transaction or other facility providing credit to Buyer which, if capable of being cured, has not been cured or otherwise settled) which would reasonably be expected to have a material adverse effect on Buyer.

Article V
Covenants

Section 5.01           Confidentiality. Buyer acknowledges and agrees that each of the Confidentiality Agreement, dated as of January 30, 2020, between Buyer and Seller and the Mutual Confidential Disclosure and Non-Use Agreement dated April 20, 2019 between Helomics Corporation and Seller (collectively and individually, the “Confidentiality Agreement”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer and Helomics Corporation pursuant to this Agreement.

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Section 5.02           Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party(ies) (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Neither Buyer nor Seller parties will release any public communications relating to and arising out of this Agreement for any period prior to the Closing Date until after the official close of NASDAQ trading on the Closing Date.

Section 5.03           No Requirement to Hire Employees; Pre-Closing Matters.

(a)                Except pursuant to an employment agreement or consulting agreement attached hereto, Buyer shall not be required to hire any employees of Seller or to retain for a certain time any employees of Seller; nor shall Buyer be required to assume any compensation, fringe benefit, severance, retirement or other benefit heretofore provided by Seller.

(b)                Seller will terminate the employment of all of Seller’s employees immediately prior to the Closing, effective as of 11:59 p.m. prevailing Central Time on the date immediately preceding the Closing Date. Seller will further comply with all notification Laws, as the same may be applicable.

Section 5.04           Non-competition and Non-solicitation Restrictions.

(a)                The terms of this Section 5.04 shall govern certain post-Closing obligations of the Selling Parties unless Buyer has agreed otherwise in another Transaction Document with respect to a specific Selling Party. For purposes of this Section 5.04, “Buyer” shall be deemed to include Buyer’s Affiliates, including, without limitation, Helomics Holding Corporation.

(b)                During the Restricted Period (as defined below), none of the Selling Parties will, without Buyer’s prior written consent (which may be withheld with or without reason), directly or indirectly, for himself/herself/itself, together or on behalf of any other Person or entity (except Buyer or its affiliates), engage or be interested in, directly or indirectly, the Business, as a partner, investor, shareholder, member, principal, agent, officer, director, governor, employee, technical advisor, lender, trustee, beneficiary or otherwise, anywhere within the Restricted Territory (as defined below); provided, however, that this Section 5.04(b) shall not prevent any Selling Member from performing teaching and research services at any educational institution so long as such teaching and/or research services are not for the purpose of such Selling Member competing with the Business as prohibited by this Section 5.04(b).

(c)                As used in this Agreement, the definitions set forth below shall apply:

(i)                 “Restricted Period” means the period commencing on the Closing Date and ending on the third anniversary of the Closing Date; provided, however, that if any Selling Party violates the non-solicitation or non-competition provisions contained in this Section 5.04, the Restricted Period shall be extended for a period of time equal to the duration of the period of such violation.

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(ii)               “Restricted Territory” means the United States.

(iii)             The term “engage or be interested, directly or indirectly” shall include but not be limited to rendering advice or technical or financial assistance by loan, guarantees, stock transactions, or in any other manner, to any Person or entity engaging or about to engage in the Business within the Restricted Territory, but shall not by itself include the Selling Parties’ ownership of three percent or less of the outstanding stock of any corporation whose shares are traded on a national securities exchange or automated quotation system.

(d)                From and after the Closing Date, the Selling Parties shall not disclose any confidential information to any Person except Buyer and the legal and accounting representatives of the Selling Parties, which confidential information relates to the Business or the Purchased Assets.

(e)                The Selling Parties hereby agree that during the Restricted Period, without Buyer’s prior written consent (which may be withheld with or without reason), the Selling Parties shall not, directly or indirectly, acting alone or together with or on behalf of or through any other Person (other than Buyer or its Affiliates) (i) (A) hire as employee, consultant or other independent contractor, (B) enter into any other business relationship (including, without limitation, as partners, joint venturers, guarantors, business associates, investors, financiers, owners of a corporation or other business organization, entity or enterprise) with or (C) request, induce, advise or encourage a termination of employment by, any employee of Seller on the Closing Date who, as of the Closing Date, continues as an employee of Buyer or any Person who later becomes an employee of Buyer, or (ii) induce, solicit, endeavor to entice or attempt to induce any customer, supplier or other business relation of the Business to cease doing business with, to do business with any competitor of, or in any way interfere with the relationship between any such customer, vendor or other business relation and the Business (as conducted by Buyer and its affiliates after the Closing).

(f)                 Because the breach or anticipated breach of the restrictive covenants set forth in this Section 5.04 could result in immediate and irreparable harm and injury to Buyer, for which it will not have an adequate remedy at law, the Selling Parties hereby agree that Buyer shall be entitled to relief in equity to enjoin temporarily and/or permanently such breach or anticipated breach and to seek any and all other legal and equitable remedies to which Buyer may be entitled. In the event that the foregoing restrictive covenants are considered by a court of competent jurisdiction or arbitrator to be excessive in its duration or scope, it shall be considered modified and valid for such duration and for such business and area as such court or arbitrator may determine reasonable under the circumstances.

(g)                The Members acknowledge and agree that (i) the Members, as the sole members of Seller, may or should derive significant value from the transactions contemplated by this Agreement and that Buyer would not be willing to consummate such transactions absent the restrictions set forth in this Section 5.04, and (ii) such value, in addition to the specific portion of the Purchase Price allocated to the non-competition restriction is sufficient consideration for the restrictions set forth in this Section 5.04.

Section 5.05           Name Change and Dissolution. Simultaneously with the Closing and at Buyer’s expense (subject to Section 7.01 below) , Seller shall cease using the name “Quantitative Medicine” or any similar name and, as soon as practicable following the Closing (but in no event later than ten (10) days thereafter), the Selling Parties shall take all actions necessary to change Seller’s corporate name from “Quantitative Medicine” to a name easily distinguishable therefrom. Seller shall dissolve and begin winding up its business at the latest 180 days following the Closing Date.

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Section 5.06           Purchased Websites. On the Closing Date, the Selling Parties shall provide Buyer with administrative access to any websites included in the Purchased Assets (collectively, the “Purchased Websites) and thereafter do nothing inconsistent with Buyer’s ownership thereof. Within five (5) days after the Closing Date, Seller will, at its sole cost, take the steps required by the current procedures promulgated by the registrars of any Purchased Website, or any other registrar that might be or become responsible for the transfer of the registrations of the Purchased Websites’ domain names. To the extent that Buyer or any Selling Parties becomes aware after the Closing Date of a domain name that redirects to any of the Purchased Websites’ domain names, Seller shall cause that domain name to be transferred to Buyer within a commercially reasonable time period.

Section 5.07           Transfer Taxes. All transfer, sales, use, registration, documentary, stamp, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 5.08           Further Assurances. Following the Closing, each of the Selling Parties and Buyer shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as are requested by Buyer to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Article VI
Indemnification

Section 6.01           Indemnification by the Selling Parties. The Selling Parties shall indemnify, defend and hold harmless Buyer and its directors, officers, employees, agents, attorneys, consultants, representatives, Affiliates, successors, transferees and assigns (each, a “Buyer Indemnitee”) promptly upon demand, at any time and from time to time, from, against and in respect of any and all demands, claims, losses, damages, judgments, liabilities, assessments, suits, actions, proceedings, interest, penalties and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense) (collectively, “Losses”) incurred or suffered in connection with, arising out of or as a result of the following:

(a)                any breach (whether material or not), inaccuracy, untruth or incompleteness of a covenant, obligation, agreement, representation or warranty made by the Selling Parties in any Transaction Document or any other agreement or document contemplated by this Agreement;

(b)                any Excluded Liability, including but not limited to liabilities and obligations arising from ownership of the Purchased Assets or the operation of the Business on or prior to the Closing Date;

(c)                Any liability for, or claim from, Seller’s past or current (as of the Closing Date) employees;

(d)                Any claim or litigation implicating the Selling Parties as of the Closing Date; or

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(e)                Any and all Taxes arising out of or relating to the Purchased Assets or the operation of the Business during the period prior to the Closing Date.

Section 6.02           Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless the Selling Parties and their respective directors, officers, employees, agents, attorneys, consultants, representatives, Affiliates, successors, transferees and assigns (each, a “Seller Indemnitee”) promptly upon demand, at any time and from time to time, against and in respect of any and all Losses incurred or suffered in connection with, arising out of or as a result of the following:

(a)                any breach (whether material or not), inaccuracy, on truth or incompleteness of a covenant, obligation, agreement, representation or warranty made by Buyer in any Transaction Document or any other agreement or document contemplated by this Agreement;

(b)                Buyer’s ownership of the Purchased Assets and operation of the Business after the Closing Date; and

(c)                any claim or litigation to the extent implicating Buyer but not to the extent implicating any of the Selling Parties as of and after the Closing Date.

Section 6.03           Procedure for Indemnification with Respect to Direct Claims.

(a)                The party making a claim under this Article VI is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VI is referred to as the “Indemnifying Party”.

(b)                Any direct claim for indemnification not involving a third party as contemplated in Section 6.04 below (a “Direct Claim”) shall be made in writing to the Indemnifying Party by the Indemnified Party. Within thirty (30) days of receipt of the written notice of the Direct Claim, the Indemnifying Party shall either pay the Indemnified Party the amount of the Direct Claim or provide written objection to the payment of the Direct Claim. If the Indemnifying Party objects to such Direct Claim within the 30-day time period set forth herein, such dispute shall be resolved in accordance with Section 7.06. If the Indemnifying Party fails to respond to such Direct Claim prior to the expiration of such 30-day time period, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such Direct Claim promptly, and waives any objections or defenses thereto.

Section 6.04           Procedure for Indemnification with Respect to Third Party Claims.

(a)                In order for any Indemnified Party to be entitled to indemnification provided for under this Article VI in respect of, arising out of or involving a claim made by any Person other than the parties to this Agreement or their respective successors, assigns or Affiliates (a “Third-Party Claim”) against such Indemnified Party, such Indemnified Party must notify the Indemnifying Party in writing of the Third-Party Claim promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim; provided, however, that failure of any Indemnified Party to give notice as provided in this Section 6.04 shall not relieve an Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party actually has been prejudiced by such failure to give notice. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party as promptly as practicable, but in any event within ten (10) days after such Indemnified Party’s receipt thereof, copies of all notices and other documents relating to the Third-Party Claim.

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(b)                If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume or cause the assumption of the defense thereof with counsel selected by the Indemnifying Party that is acceptable to Buyer in its sole discretion, provided such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnifying Party elect to assume or cause the assumption of the defense of a Third-Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless the Indemnifying Party has agreed in writing to pay such fees and expenses or, in the reasonable judgment of the Indemnified Party, a conflict of interest between the Indemnified Party and the Indemnifying Party exists with respect to such claim. If the Indemnifying Party elects so to participate in or assume the defense of a Third-Party Claim, the Indemnified Party will fully cooperate with the Indemnifying Party in connection with such defense.

(c)                If the Indemnifying Party assumes the defense of a Third-Party Claim, then, as long as the Indemnifying Party is reasonably contesting such claim in good faith, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the Indemnifying Party’s prior written consent, and the Indemnified Party will agree to any settlement, compromise or discharge of the Third-Party Claim the Indemnifying Party may recommend which releases the Indemnified Party unconditionally and completely in connection with such Third-Party Claim and which does not materially and adversely affect the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefore by the Indemnifying Party. If the Indemnifying Party assumes the defense of a Third-Party Claim, then the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third-Party Claim.

(d)                If the Indemnifying Party does not assume the defense of any such Third-Party Claim, the Indemnified Party may defend the same in such manner as it may reasonably deem appropriate, including but not limited to settling such claim or litigation after giving ten (10) business days of prior written notice to the Indemnifying Party setting forth the terms and conditions of settlement.

(e)                The Indemnifying Party shall in no case settle or compromise any Third-Party Claim or consent to the entry of any judgment, in either case for other than solely money damages, without the consent of the Indemnified Party (which consent will not be unreasonably withheld) if such settlement, compromise or judgment would adversely affect the rights of the Indemnified Party in any continuing manner.

Section 6.05           Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds; provided, however, that any obligation owed by the Selling Parties to a Buyer Indemnitee first shall be paid by the Escrow Agent from the Escrow Shares pursuant to the terms of the Escrow Agreement, valued at the closing price per share of Buyer’s Common Stock on Nasdaq (or any other exchange or bulletin board on which Buyer’s Common Stock is publicly traded) on the trading day immediately prior to final resolution or settlement of any indemnification matter giving rise to such Losses, and then, if the Escrow Shares are insufficient to satisfy such obligation in full, the Selling Parties shall pay the Buyer Indemnitee, in immediately available funds, the unsatisfied portion of any such payment obligation, subject to Section 6.11 hereof. On the one-year anniversary of the Closing Date, the balance of the Escrow Shares shall be released pursuant to the terms of the Escrow Agreement.

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Section 6.06           Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.07           Effect of Investigation. The Buying Indemnitees’ right to indemnification for any representations, warranties, or covenants within this Agreement shall not be affected by any inspection, investigation, or knowledge acquired by any Buyer Indemnitee (or that could have been acquired any Buyer Indemnitee).

Section 6.08           Non-Exclusive Remedy. The above indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have with respect to any other party, or the transactions contemplated by this Agreement.

Section 6.09           Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is (i) five (5) years from the Closing Date with respect to Seller’s representations and warranties in Section 3.01, Section 3.02, Section 3.08, Section 3.09, Section 3.15 and Section 3.16 and with respect to Buyer’s representations and warranties in Section 4.01, Section 4.07, Section 4.08 and Section 4.09, and (ii) one (1) year from the Closing Date with respect to each of Seller’s and Buyer’s other representations and warranties.

Section 6.10           None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 6.11           Limitation of Liability of the Parties.

(a)                Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any Selling Party shall be liable to any other party for any consequential, indirect or special losses or damages, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, including, but not limited to, losses of use, profits, business reputation or financing.

(b)                Notwithstanding anything to the contrary in this Agreement, the aggregate liability of the Seller Parties under this Agreement under any theory of recovery whatsoever shall be limited to the Escrow Shares under the Escrow Agreement; provided, however, that such limitation shall not apply to any damages or losses resulting from any claim or action based upon fraud or intentional misrepresentation.

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Article VII
Miscellaneous

Section 7.01           Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, Buyer shall reimburse Seller for its reasonable legal and other expenses incurred in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $20,000.

Section 7.02           Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Buyer:	2915 Commers Drive, Suite 900 Eagan, MN 55121 Facsimile: 651.389.4807 Email: bmyers@skylinemedical.com Attention: Bob Myers, CFO

with a copy to: (which shall not constitute notice)	Maslon LLP 90 S. 7th Street 3300 Wells Fargo Center Minneapolis, MN 55402 Facsimile: 612.642.8326 Email: martin.rosenbaum@maslon.com Attention: Martin Rosenbaum

If to Seller:	Quantitative Medicine, LLC 317 Idlewood Road Pittsburgh, PA 15235 Email: jdkangas@gmail.com Attention: Joshua D. Kangas, PhD Title: CEO

with a copy to: (which shall not constitute notice)	Tucker Arensberg, P.C. 1500 One PPG Place Pittsburgh, PA 15219 Facsimile: 412-594-5619 Email: pwelk@tuckerlaw.com Attention: Paul Welk, Esq.

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Section 7.03           Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to any conflicts of law principles.

Section 7.04           Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.05           No Joint Venture. This Agreement shall not be deemed under any circumstances to create any joint venture between Buyer and any Selling Party or to render Buyer and any Selling Party joint venturers or partners.

Section 7.06           Arbitration. Each of the parties hereto agree that any dispute or conflict arising from or connected with this Agreement shall be solely resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any such arbitration shall be held in Minneapolis, Minnesota.

Section 7.07           No Third-Party Beneficiaries. Except for Buyer’s Affiliates with respect to Section 5.04 and Buyer Indemnitees with respect to Article VI, this Agreement will not confer any rights or remedies upon any Person (including, without limitation, employees of Seller) other than the parties hereto and their respective successors and permitted assigns.

Section 7.08           Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.09           Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.10           Successors and Assigns; Assignment. This Agreement is binding upon and inures to the benefit of the Selling Parties and Buyer and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section 7.10 shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.11           Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

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Section 7.12           Waiver of Jury Trial.

(a)                EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.12.

Section 7.13           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.14           Selling Parties’ Authorized Agent. Seller and each Member hereby irrevocably appoints Dr. Joshua D. Kangas, CEO of Seller, (the “Selling Parties’ Authorized Agent”) as its true and lawful attorney-in-fact and agent, with full power of substitution or resubstitution, to act solely and exclusively on behalf of each of the Selling Parties with respect to any matters relating to this Agreement and any document, certificate or other agreement to be executed and delivered by or on behalf of the Selling Parties pursuant hereto, with the full power, without the consent of Seller or the Members or any of them, to exercise as he in his sole discretion deems appropriate all of the powers which Seller or any Member could exercise under the provisions of this Agreement or any document, certificate or other agreement to be executed and delivered by or on behalf of any of the Selling Parties pursuant hereto including, without limitation, to (i) accept and give notices hereunder or thereunder on behalf of Seller or any Member, (ii) give any consent pursuant to the provisions hereof or thereof, (iii) consent to any modification or amendment hereof or thereof or (iv) give any waiver or consent hereunder or thereunder. The Selling Parties’ Authorized Agent does hereby accept such appointment. Buyer shall be entitled to rely exclusively upon such notices, waivers, consents, amendments, modifications and other documents and acts of the Selling Parties’ Authorized Agent as being the binding acts of each of the Selling Parties. Buyer also shall be entitled to deliver any notices, payments or other items required to be delivered by Buyer to any of the Selling Parties hereunder or thereunder only to the Selling Parties’ Authorized Agent. Any such delivery shall be fully effective as if it were made directly to any such Selling Party. The Selling Parties’ Authorized Agent shall not affect any substitution for himself as such agent without the prior written consent of Buyer, which consent shall not be unreasonably withheld. The Selling Parties’ Authorized Agent shall continue to be such agent until or unless he is replaced by written notice to Buyer signed by the Members. The actions, and failures to act, of the Selling Parties’ Authorized Agent shall be binding on each and every Selling Party, and Buyer is entitled to rely thereon. Such agent shall not have any liability to the remaining Members, except for bad faith, fraud and gross negligence. Such Agent shall have no duty to confer with any of the remaining Members in connection with any action he may take, or any determination he may make not to take action, pursuant to this Section 7.14.

Execution Copy

IN WITNESS WHEREOF, the Selling Parties and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

QUANTITATIVE MEDICINE LLC By: /s/ Joshua D. Kangas Name: Joshua D. Kangas, PhD Its: CEO
PREDICTIVE ONCOLOGY INC. By: /s/ Carl Schwartz Name: Carl Schwartz Its: CEO
The Members: By: /s/ Joshua D. Kangas Name: Joshua D. Kangas, PhD For Himself and as the Selling Parties’ Authorized Agent
By: /s/ Scott R. Bodine Name: Scott R. Bodine
By: /s/ Robert F. Murphy Name: Robert F. Murphy
By: /s/ Marc Verez Name: Marc Verez
MOSKOVITZ INVESTMENTS LLC By: /s/ Richard Moskovitz Name: Richard Moskovitz Its: Authorized Signatory
By: /s/ Richard Druckman Name: Richard Druckman
By: /s/ Geoff Hoare Name: Geoff Hoare, PhD
By: /s/ James Parrino Name: James Parrino, PhD
By: /s/ Jamie Grooms Name: Jamie Grooms
By: /s/ John King Name: John King

Signature Page to Asset Purchase Agreement

Execution Copy

By: /s/ Stephen Henry Name: Stephen Henry, Esq.,
By: /s/ Rahul Razdan Name: Rahul Razdan, PhD
By: /s/ Francis Martin Name: Francis Martin
By:_____________________ Name: Michael Okun, MD
By: /s/ Ramon Rodriguez Name: Ramon Rodriguez, MD
By:_____________________ Name: Kelly Foote, MD
By: /s/ Sarah Guadiana Name: Sarah Guadiana, PhD
By: /s/ David Demosthenes Name: David Demosthenes

Signature Page to Asset Purchase Agreement

Execution Copy

EXHIBIT A

LIST OF SELLER’S MEMBERS AND THEIR OWNERSHIP

#	Member	Ownership (%)
1	Bodine, Scott	24.63164%
2	Murphy, Robert	14.68357%
3	Kangas, Josh	11.02799%
4	Hoare, Geoff	4.87347%
5	Grooms, Jamie	3.47160%
6	Parrino, Jim	3.47160%
7	Moskovitz Investments, LLC	8.52120%
8	Druckman, Richard	0.94680%
9	Verez, Marc	21.40004%
10	King, John	3.76433%
11	Henry, Steve	2.08296%
12	Razdan, Rahul	0.69432%
13	Rodriquez, Ramon	0.13886%
14	Okun, Michael*	0.00000%
15	Foote, Kelly*	0.00000%
16	Martin, Frances F.	0.13886%
17	Guadaina, Sarah	0.13886%
18	Demosthenes, David	0.01389%

*Okun and Foote have abandoned their shares.

A-1

Execution Copy

exhibit b

DEFINITIONS CROSS-REFERENCE TABLE

The following terms have the meanings set forth in the location in this Agreement referenced below:

Term	Section
Accounts Receivable	Section 1.01(a)
Actions	Section 3.11(a)
Affiliate	Section 1.08(a)
Agreement	Preamble
Allocation Schedule	Section 1.05
Balance Sheet	Section 3.04
Balance Sheet Date	Section 3.04
Bill of Sale	Section 2.02(a)(i)
Blue Sky Laws	Section 1.06
Books and Records	Section 1.01(h)
Business	Recitals
Buyer	Preamble
Buyer Indemnitee	Section 6.01
Buyer’s Common Stock	Section 1.04
Closing	Section 2.01
Closing Date	Section 2.01
CM	Section 1.03
CM License	Section 1.03
CM’s Transaction Shares	Section 1.04
Confidentiality Agreement	Section 5.01
Contracts	Section 1.02(b)
Control	Section 1.03
Direct Claim	Section 6.03(b)
Disclosure Schedules	Section 1.01(d)
Encumbrance	Section 3.07

Execution Copy

Term	Section
Escrow Agent	Section 2.02(b)
Escrow Agreement	Section 2.02(b)
Escrow Shares	Section 2.02(b)
Excluded Assets	Section 1.02
Financial Statements	Section 3.04
Governmental Authority	Section 1.01(h)
Governmental Order	Section 3.03
Indemnified Party	Section 6.03(a)
Indemnifying Party	Section 6.03(a)
Intellectual Property Agreements	Section 3.09
Intellectual Property Assets	Section 1.01(c)
Intellectual Property Registrations	Section 3.09
Inventory	Section 1.01(b)
Law	Section 3.03
Liabilities	Section 1.03
Losses	Section 6.01
Material Adverse Effect	Section 3.03
Members	Preamble
Membership Interests	Section 3.02
Nasdaq	Section 2.02(b)(ii)
Permits	Section 3.12(b)
Person	Section 3.03
Purchased Assets	Section 1.01
Purchase Price	Section 1.04
Purchased Websites	Section 5.06
Securities Act	Section 1.06
Seller	Preamble
Seller’s CM Liabilities	Section 1.03

Execution Copy

Term	Section
Selling Parties	Preamble
Selling Parties’ Authorized Agent	Section 7.14
Seller Indemnitee	Section 6.02
Tangible Personal Property	Section 1.01(c)
Taxes	Section 3.13(b)
Tax Returns	Section 1.05
Third Party Claim	Section 6.03
Transaction Documents	Section 2.02(a)(ii)

Execution Copy

EXHIBIT C

BILL OF SALE AND ASSIGNMENT

(see attached)

Execution Copy

BILL OF SALE and ASSIGNMENT

July 1, 2020

Pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of even date herewith, by and among Quantitative Medicine LLC, a Delaware limited liability company (“Seller”), the members of Seller (collectively, the “Members” and jointly and severally with Seller, the “Selling Parties”), and Predictive Oncology, Inc., a Delaware corporation (“Buyer”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1.       Seller hereby sells, assigns, transfers, and delivers to Buyer all of its right, title and interest in and to the Purchased Assets; and

2.       Buyer hereby accepts the Purchased Assets.

3.       The above transactions are made with and subject to the representations, warranties, terms, conditions, disclaimers, covenants and agreements set forth in the Purchase Agreement, the terms of which are incorporated herein by this reference. Nothing contained in this Bill of Sale and Assignment shall be construed to modify, amend or supersede any of the terms and conditions of the Purchase Agreement or limit, terminate or expand the rights or obligations or representations, warranties, covenants or agreements of the parties as set forth in the Purchase Agreement.

4.       In the event of a conflict between this Bill of Sale and Assignment and the Purchase Agreement, the Purchase Agreement shall govern. This Bill of Sale and Assignment (i) may be executed in counterparts, each of which shall be construed as an original, and together will constitute one and the same instrument, (ii) shall be binding on and inure to the benefit of the respective successors and assigns of the parties hereto, and (iii) shall be construed in accordance with the laws of the State of Delaware without regard to any conflicts-of-law provisions.

5.       Capitalized terms used but not defended herein shall have the meanings given in the Purchase Agreement.

[signature page follows]

Execution Copy

IN WITNESS WHEREOF, Seller and Buyer have executed this Bill of Sale and Assignment as of the date set forth above.

QUANTITATIVE MEDICINE LLC By: /s/ Joshua Kangas Name: Joshua D. Kangas, PhD Its: CEO and Selling Parties Authorized Agent

PREDICTIVE ONCOLOGY INC. By: /s/ Carl Schwartz Name: Carl Schwartz Its: CEO

Execution Copy

EXHIBIT D

ASSIGNMENT, Assumption and satisfaction AGREEMENT

(see attached)

D-1

Execution Copy

EXHIBIT E

ESCROW AGREEMENT

(see attached)

E-1

Execution Copy

EXHIBIT F

Kangas consulting AGREEMENT

(see attached)

F-1